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                                                                    EXHIBIT 4.17


                                UTI ENERGY CORP.
                        485 Devon Park Drive, Suite 112
                           Wayne, Pennsylvania 19087


                                  May 15 1997


Four Flags Holding Company
460 N. Gulph Road
King of Prussia, PA 19406

Attention: Mr. Charles L. Ladner, President

Dear Mr. Grady:

         This letter confirms our agreement with Four Flags Holding Company ("Four Flags") with respect to the proposed exercise of warrants (the "Warrants") to purchase shares of Common Stock ("Common Stock") of UTI Energy Corp., a Delaware corporation ("UTI"), currently held by Four Flags. As you are aware, the Warrants were issued to Four Flags Drilling Company, Inc., an affiliate of Four Flags, on December 14, 1993, and provide the holder with the right to purchase an aggregate of 162,000 shares of Common Stock at an exercise price per share of $8.00. The Warrants are currently reflected in two certificates representing the right to purchase 125,000 and 37,000 shares of Common Stock respectively. Four Flags also holds a promissory note dated December 15, 1993, from UTI to UGID Holding Company having a current outstanding principal amount of $1,000,000 plus accrued and unpaid interest of $30,798.02 as of May 15, 1997 (the "Note").

         Four Flags has requested the right to exercise the Warrant to purchase 125,000 shares of Common Stock with the Note. UTI has agreed to accept the Note as consideration for this exercise on the following terms:

         1. Four Flags shall deliver to UTI the Note marked "Canceled", together with a certificate executed by an executive officer of Four Flags certifying that (i) the Note is owned by Four Flags free and clear of any liens and encumbrances or rights of any third party and (ii) upon UTI's acceptance of the Note and the issuance of 125,000 shares of Common Stock issuable upon the exercise of the Warrant, UTI shall have no further liability or obligations with respect to the Note. The outstanding principal amount of the Note shall be applied against the exercise price of the Warrant to purchase 125,000 shares of Common Stock.

         2. The accrued and unpaid interest on the Note shall be applied against the exercise price of the Warrant to purchase 37,000 shares of Common Stock. Four Flags shall deliver to UTI by wire transfer in immediately available funds an amount of cash equal to the unpaid exercise price of the Warrant to purchase 37,000 shares of Common Stock not covered by the accrued and unpaid interest on the Note.

         3. Subject to the receipt of an opinion of counsel that the shares of Common Stock issuable to Four Flags upon exercise of the Warrant to purchase 125,000 shares of Common Stock with the Note (the "Note Shares") may be issued without a restrictive legend for





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Four Flags Holding Company
May 15, 1997
Page 2

purposes of the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 144(k) under the Act, UTI shall issue to Four Flags the Note Shares.

         4. The 37,000 shares of Common Stock issuable to Four Flags upon exercise of the Warrant to purchase 37,000 shares of Common Stock with cash and the accrued and unpaid interest on the Note will be considered restricted shares and will bear a restrictive legend. Four Flags agrees that such shares will not be transferred, sold or otherwise disposed of by it except in compliance with all applicable securities laws and that any transfer or proposed transfer by it will be subject to the Company receiving an acceptable opinion of counsel that the transfer is exempt from registration under Act, and any applicable state securities law.

         5. Upon the issuance of the shares of Common Stock on exercise of the Warrants held by Four Flags as provided herein, Four Flags agrees that, except as provided in this Section 5, it will have no further registration rights in regard to UTI or the shares acquired by it and that the Warrants will be deemed fully exercised. Four Flags further agrees that upon such exercise and receipt of shares, it will have no further rights in or with respect to the Warrants. UTI hereby grants to Four Flags piggy-back registration rights relating to shares not sold as contemplated under paragraph 6 below the same as those granted to Viersen & Cochran Drilling Company ("Viersen") pursuant to that certain Stock Purchase Agreement dated August 14, 1996, between the Company and Viersen. UTI further agrees that, subject in all respects to the rights of Shamrock Holdings of California, Inc. ("Shamrock") pursuant to that certain Subscription Agreement dated September 19, 1995, between Shamrock and UTI, and Canpartners Investments IV, LLC ("Canyon") pursuant to that certain Registration Rights Agreement dated April 11, 1997, between Canyon and UTI, Four Flags will be entitled to include, on a substantially similar basis as Canyon and Shamrock, shares acquired upon exercise of the Warrants for sale pursuant to the same plan of distribution in a registration of shares of Common Stock by Remy Capital Partners III, L.P. ("Remy") pursuant to the exercise by Remy of its demand rights under that certain Registration Rights Agreement dated March 25, 1994, between Remy (as successor-in-interest by assignment to Bear, Stearns & Co., Inc.) and UTI.

         6. Four Flags has advised UTI that it currently intends to sell 100,000 of the Note Shares in a transaction to be effected through Johnson Rice & Company L.L.C. ("J&R") to its designee immediately following Four Flag's exercise of the Warrants. Four Flags further agrees that the remaining Note Shares not sold through J&R pursuant to the preceding sentence will not be transferred, sold or otherwise disposed of prior to August 1, 1997, and in the event the 100,000 Note Shares contemplated to be sold through J&R are not actually sold due to non-performance by J&R, then Four Flags agrees that such 100,000 Note Shares will not be sold by Four Flags prior to July 1, 1997. In connection with such sales, UTI agrees, at the request of Four Flags, to authorize its transfer agent to issue without restrictive legend up to 100,000 of the Note Shares to such person or persons as may be requested by Four Flags in writing.

         7. Four Flags agrees that prior to August 1, 1997, it will not transfer, sell or otherwise dispose of more than 100,000 of the Note Shares. Four Flags further agrees that, except for the sale of the 100,000 Note Shares as contemplated in paragraph 6 above, it will





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Four Flags Holding Company
May 15, 1997
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not, without the prior written consent of UTI, sell more than 12,500 shares during any calendar month.

         8. Four Flags further agrees that, except for the certificates representing the 100,000 Note Shares, UTI may place stop transfer instructions with its transfer agent in regard to sales by Four Flags in excess of 12,500 shares per month and that the certificates representing such shares may contain a restrictive legend to the effect that a sale or disposition of those shares is subject to the terms of this agreement. UTI agrees to promptly remove such restrictive legend and permit the sale of the shares of Common Stock held by Four Flags to the extent that such sales are made in compliance with this Agreement, and in this regard, agrees that on August 1, 1997, it will remove the restrictive legend relating to this Agreement on certificates representing 12,500 shares. In addition, UTI agrees that on the first business day of each month following August 1, 1997, so long as Four Flags still holds shares of Common Stock issued upon exercise of the Warrants, UTI will cause the restrictive legend relating to this Agreement to be removed so that Four Flags holds on such date certificates without the restrictive legend relating to this Agreement representing 12,500 shares of Common Stock (or such lesser number in the event Four Flags then owns less than 12,500 shares of Common Stock).

         9. The parties agree that the rights of Four Flags under this Agreement are assignable to an affiliate of Four Flags so long as such rights do not adversely impact the rights of UTI hereunder.

         If the foregoing accurately reflects your understanding with respect to these matters, please execute the enclosed copy of this letter and return it to me.

                                    Very truly yours,


                                    UTI ENERGY CORP.


                                    By /s/ Mark S. Siegel
                                      ------------------------------
                                    Name: Mark S.Siegel
                                    Title: Chairman of the Board





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Four Flags Holding Company
May 15, 1997
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ACCEPTED AND AGREED TO:


FOUR FLAGS HOLDING COMPANY


By /s/ Charles L. Ladner
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Name: Charles L. Ladner
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Title:    President
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Date:     5/15/97
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